Exhibit 99.2

FINANCIAL STATEMENTS

ROCKIES EXPRESS PIPELINE LLC

For the three months ended March 31, 2016 and 2015

ROCKIES EXPRESS PIPELINE LLC
STATEMENTS OF INCOME
(unaudited)

	Three Months Ended March 31,
	2016	2015
	(in millions)
Revenues:
Transportation services	$216.5	$176.0
Natural gas sales	—	2.1
Total Revenues	216.5	178.1

Operating Costs and Expenses:
Cost of natural gas sales (exclusive of depreciation and amortization shown below)	—	2.3
Cost of transportation services (exclusive of depreciation and amortization shown below)	7.8	7.3
Operations and maintenance	5.6	3.9
Depreciation and amortization	50.3	49.5
General and administrative	18.7	5.9
Taxes, other than income taxes	18.0	19.8
Total Operating Costs and Expenses	100.4	88.7
Operating Income	116.1	89.4

Other (Expense) Income:
Interest expense, net	(40.5)	(46.1)
Other income, net	4.4	0.7
Total Other (Expense) Income, net	(36.1)	(45.4)
Net Income to Members	$80.0	$44.0

The accompanying notes are an integral part of these financial statements.

ROCKIES EXPRESS PIPELINE LLC
BALANCE SHEETS
(unaudited)

	March 31, 2016	December 31, 2015
	(in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$86.3	$48.0
Accounts receivable, net	74.0	87.6
Gas imbalances	0.8	1.7
Other current assets	4.9	2.6
Total Current Assets	166.0	139.9

Property, plant and equipment, net	5,975.3	5,941.0
Deferred charges and other assets	17.4	19.0
Total Noncurrent Assets	5,992.7	5,960.0

Total Assets	$6,158.7	$6,099.9

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$31.7	$29.0
Gas imbalances	0.9	1.5
Accrued interest	53.4	56.3
Accrued taxes	59.8	68.2
Construction advances	13.9	12.3
Accrued other current liabilities	16.7	12.5
Total Current Liabilities	176.4	179.8

Long-term Liabilities and Deferred Credits:
Long-term debt	2,558.7	2,557.9
Other long-term liabilities and deferred credits	76.0	44.0
Total Long-term Liabilities and Deferred Credits	2,634.7	2,601.9

Commitments and Contingencies

Members' Equity:
Members' equity	3,347.6	3,318.2
Total Liabilities and Members' Equity	$6,158.7	$6,099.9

The accompanying notes are an integral part of these financial statements.

ROCKIES EXPRESS PIPELINE LLC
STATEMENTS OF MEMBERS' EQUITY
(unaudited)

	Three Months Ended March 31, 2016
	Total	Rockies Express Holdings, LLC	Sempra REX Holdings, LLC	P66 REX LLC
	(in millions)
Members' Equity
Beginning Balance	$3,318.2	$1,659.0	$829.6	$829.6
Net Income to Members	80.0	40.0	20.0	20.0
Contributions from Members	74.9	37.5	18.7	18.7
Distributions to Members	(125.5)	(62.7)	(31.4)	(31.4)
Ending Balance	$3,347.6	$1,673.8	$836.9	$836.9

	Three Months Ended March 31, 2015
	Total	Rockies Express Holdings, LLC	Sempra REX Holdings, LLC	P66 REX LLC
	(in millions)
Members' Equity
Beginning Balance	$2,820.2	$1,410.0	$705.1	$705.1
Net Income to Members	44.0	22.0	11.0	11.0
Contributions from Members	81.1	40.7	20.2	20.2
Distributions to Members	(99.0)	(49.6)	(24.7)	(24.7)
Ending Balance	$2,846.3	$1,423.1	$711.6	$711.6

The accompanying notes are an integral part of these financial statements.

ROCKIES EXPRESS PIPELINE LLC
STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2016	2015
	(in millions)
Cash Flows from Operating Activities:
Net income to Members	$80.0	$44.0
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	51.7	51.0
Changes in components of working capital:
Accounts receivable	13.6	(2.7)
Current regulatory assets and liabilities, net	(0.8)	2.2
Other current assets and liabilities	(0.9)	0.3
Accounts payable	13.4	1.8
Accrued taxes	(8.4)	(5.2)
Customer deposits	33.9	12.9
Other operating, net	1.2	(1.7)
Net Cash Provided by Operating Activities	183.7	102.6

Cash Flows from Investing Activities:
Capital expenditures	(92.8)	(59.0)
Other investing, net	(2.0)	(2.0)
Net Cash Used in Investing Activities	(94.8)	(61.0)

Cash Flows from Financing Activities:
Distributions to Members	(125.5)	(99.0)
Contributions from Members	74.9	81.1
Net Cash Used in Financing Activities	(50.6)	(17.9)

Net Change in Cash and Cash Equivalents	38.3	23.7
Cash and Cash Equivalents, beginning of period	48.0	78.0
Cash and Cash Equivalents, end of period	$86.3	$101.7

Schedule of Noncash Investing and Financing Activities:
Increase in accrual for payment of property, plant and equipment	$—	$6.1

The accompanying notes are an integral part of these financial statements.

ROCKIES EXPRESS PIPELINE LLC
NOTES TO FINANCIAL STATEMENTS

1. Description of Business
Rockies Express Pipeline LLC ("Rockies Express") is a Federal Energy Regulatory Commission ("FERC") regulated natural gas transportation system with approximately 1,712 miles of natural gas pipeline consisting of three segments: (i) a 328-mile pipeline from the Meeker Hub in northwest Colorado, across southern Wyoming to the Cheyenne Hub in Weld County, Colorado, (ii) a 714-mile pipeline from the Cheyenne Hub to an interconnect in Audrain County, Missouri, and (iii) a 643-mile pipeline from Audrain County, Missouri to Clarington, Ohio. There are approximately 27 miles of laterals along the course of the entire Rockies Express system. The Rockies Express system is capable of transporting 2.0 billion cubic feet per day of natural gas from Meeker, Colorado to the Cheyenne Hub and 1.8 billion cubic feet per day from the Cheyenne Hub to Clarington, Ohio. The Seneca Lateral service made available in June 2014 can receive up to 250,000 dekatherms ("Dth") per day. The Seneca Compression Expansion Project facilities placed into service in January 2015 increased the capacity of the lateral from 250,000 Dth per day to 600,000 Dth per day. The Zone 3 East-to-West Project was placed into commercial service on August 1, 2015 and creates an additional 1.2 million Dth per day of firm east-to-west takeaway capacity from the Utica and Marcellus Shale Plays and the Appalachian Basin to points within Zone 3, as further discussed in Note 7 - Regulatory Matters.
The member interests and voting rights in Rockies Express are as follows:

•	50% - Rockies Express Holdings, LLC ("REX Holdings"), an indirect wholly owned subsidiary of Tallgrass Development, LP ("TD");

•	25% - Sempra REX Holdings, LLC ("Sempra"), a wholly owned subsidiary of Sempra Energy and the successor-in-interest to P&S Project I, LLC; and

•	25% - P66REX LLC, formerly known as COPREX LLC, a wholly owned subsidiary of Phillips 66.
As discussed further in Note 9 - Subsequent Events, on March 29, 2016, REX Holdings signed a purchase agreement (the "Purchase Agreement") with Sempra to acquire Sempra's 25% membership interest in Rockies Express.
2. Summary of Significant Accounting Policies
Basis of Presentation
Rockies Express has condensed or omitted certain information and notes normally included in annual financial statements prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). These unaudited interim financial statements should be read in conjunction with Rockies Express' audited December 31, 2015 financial statements and related notes. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. In management's opinion, these financial statements reflect normal and recurring adjustments that are necessary for a fair statement of Rockies Express' financial results for the interim periods presented, and adequate disclosures have been made to make the information presented not misleading. Certain prior period amounts have been reclassified to conform to the current presentation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from these estimates.

Accounting Pronouncements Issued But Not Yet Effective
Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers (Topic 606)"
In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 provides a comprehensive and converged set of principles-based revenue recognition guidelines which supersede the existing industry and transaction-specific standards. The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle, entities must apply a five step process to (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 also mandates disclosure of sufficient information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The disclosure requirements include qualitative and quantitative information about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract.
The amendments in ASU 2014-09 are effective for nonpublic entities for annual reporting periods beginning after December 15, 2018, and for interim periods within annual periods beginning after December 15, 2019. Early application is permitted beginning after December 15, 2016. Rockies Express is currently evaluating the impact of ASU 2014-09.
ASU No. 2015-11, "Inventory (Topic 330): Simplifying the Measurement of Inventory"
In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330), Simplifying the Measurement of Inventory. ASU No. 2015-11 establishes a "lower of cost and net realizable value" model for the measurement of most inventory balances. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.
The amendments in ASU No. 2015-11 are effective for nonpublic entities for annual periods beginning after December 15, 2016 and interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted. Rockies Express is currently evaluating the impact of ASU 2015-11.
ASU No. 2016-02, "Leases (Topic 842)"
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). ASU 2016-02 provides a comprehensive update to the lease accounting topic in the Codification intended to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The amendments in ASU 2016-02 include a revised definition of a lease as well as certain scope exceptions. The changes primarily impact lessee accounting, while lessor accounting is largely unchanged from previous GAAP.
The amendments in ASU 2016-02 are effective for nonpublic entities for annual reporting periods beginning after December 15, 2019, and for interim periods within fiscal years beginning after December 15, 2020. Early application is permitted. Rockies Express is currently evaluating the impact of ASU 2016-02.
ASU No. 2016-08, "Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)"
In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). ASU 2016-08 provides further clarification of the guidance in ASU 2014-09 with respect to principal versus agent considerations and are intended to improve the operability and understandability of the implementation guidance provided in ASU 2014-09.
The amendments in ASU 2016-08 are effective for nonpublic entities for annual reporting periods beginning after December 15, 2018, and for interim periods within annual periods beginning after December 15, 2019. Early application is permitted beginning after December 15, 2016. Rockies Express is currently evaluating the impact of ASU 2016-08.

3. Property, Plant and Equipment
Rockies Express' property, plant and equipment, net consisted of the following:

	March 31, 2016	December 31, 2015
	(in millions)
Natural gas pipelines	$6,970.8	$6,972.8
General and other	99.9	99.0
Construction work in progress	287.7	202.0
Accumulated depreciation and amortization	(1,383.1)	(1,332.8)
Total property, plant and equipment, net	$5,975.3	$5,941.0
4. Financing
Debt
Total outstanding debt as of March 31, 2016 and December 31, 2015 consisted of the following:

	March 31, 2016	December 31, 2015
	(in millions)
6.85% senior notes due July 15, 2018	$550.0	$550.0
6.00% senior notes due January 15, 2019	525.0	525.0
5.625% senior notes due April 15, 2020	750.0	750.0
7.50% senior notes due July 15, 2038	250.0	250.0
6.875% senior notes due April 15, 2040	500.0	500.0
Less: Unamortized debt discount and debt issuance costs	(16.3)	(17.1)
Total long-term debt	$2,558.7	$2,557.9
The senior notes issued by Rockies Express are redeemable in whole or in part, at Rockies Express' option at any time, at redemption prices defined in the associated indenture agreements.
All payments of principal and interest with respect to the fixed rate senior notes are the sole obligation of Rockies Express. Note holders have no recourse against Rockies Express' Members or their respective officers, directors, employees, shareholders, members, managers, unit holders or affiliates for any failure by Rockies Express to perform or comply with its obligations pursuant to the notes or the indenture. As of March 31, 2016, we were in compliance with the covenants required under the senior notes.
Rockies Express Revolving Credit Facility
On October 1, 2015, Rockies Express entered into a new $150 million senior unsecured revolving credit facility ("the revolving credit facility") with Wells Fargo Bank, N.A., as administrative agent, and a syndicate of lenders, which will mature on January 31, 2020. The revolving credit facility includes a $75 million sublimit for letters of credit and a $20 million sublimit for swing line loans and may be used for working capital and general company purposes. The revolving credit facility also contains an accordion feature whereby Rockies Express can increase the size of the credit facility to an aggregate of $200 million, subject to receiving increased or new commitments from lenders and the satisfaction of certain other conditions precedent. As of March 31, 2016 there was no balance on the revolving credit facility. As of March 31, 2016, we were in compliance with the covenants required under the revolving credit facility.

Fair Value
The following table sets forth the carrying amount and fair value of our long-term debt, which is not measured at fair value in the accompanying balance sheets as of March 31, 2016 and December 31, 2015, but for which fair value is disclosed:

	Fair Value
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total	Carrying Amount
	(in millions)
March 31, 2016	$—	$2,405.7	$—	$2,405.7	$2,558.7
December 31, 2015	$—	$2,412.6	$—	$2,412.6	$2,557.9
The long-term debt borrowed under the revolving credit facility is carried at amortized cost. The estimated fair value of Rockies Express' outstanding private placement debt is based upon quoted market prices adjusted for illiquid markets. We are not aware of any factors that would significantly affect the estimated fair value subsequent to March 31, 2016.
5. Members' Equity
During the three months ended March 31, 2016 and 2015, Rockies Express made distributions to Members of $125.5 million and $99.0 million, respectively.
During the three months ended March 31, 2016, Rockies Express received contributions from Members of $74.9 million, which were used to fund the Zone 3 Capacity Enhancement project, as discussed in Note 7 - Regulatory Matters. During the three months ended March 31, 2015, Rockies Express received contributions from Members of $81.1 million, which were primarily used to fund the construction and other costs of the Zone 3 East-to-West Project facilities, as well as to increase cash on hand for working capital needs.
Additional contributions and distributions were made subsequent to March 31, 2016. For details see Note 9 - Subsequent Events.
6. Related Party Transactions
Rockies Express has an operating agreement with Tallgrass NatGas Operator, LLC, a subsidiary of TD, under which Tallgrass NatGas Operator, LLC provides and bills Rockies Express for various services at cost including employee labor costs, information technology services, employee health and retirement benefits, and insurance for property and casualty risks. In addition, Tallgrass NatGas Operator, LLC receives a management oversight fee in the amount of 1% of Rockies Express' earnings before interest, taxes, depreciation, and amortization. Rockies Express' practice is to settle receivable and payable balances that exist with affiliates within five business days before the end of each month and true up any balances in the following month.
Totals of significant transactions with affiliated companies are as follows:

	Three Months Ended March 31,
	2016	2015
	(in millions)
Revenues: Transportation services (1)	$4.6	$2.6
Charges from TD:
Compensation, benefits and other charges	$4.9	$4.3
General and administrative charges from affiliate	$2.2	$2.0
Oversight Fees:
Tallgrass NatGas Operator, LLC	$1.7	$1.4

(1)	Transportation services revenue for the three months ended March 31, 2016 and 2015 is primarily from Sempra Energy.

Balances with affiliated companies included in the accompanying Balance Sheets are as follows:

	March 31, 2016	December 31, 2015
	(in millions)
Receivables from affiliated companies:
Sempra Energy	$2.5	$1.2
Total receivables from affiliated companies	$2.5	$1.2
Payables to affiliated companies:
TD	$2.8	2.8
Total payables to affiliated companies	$2.8	$2.8
Gas imbalances with affiliated shippers are as follows:

	March 31, 2016	December 31, 2015
	(in millions)
Affiliate gas balance receivables	$0.1	$0.2
Affiliate gas balance payables	$—	$0.1
7. Regulatory Matters
There are currently no proceedings challenging the rates Rockies Express charges. Regulators, as well as shippers on Rockies Express, do have rights, under circumstances prescribed by the applicable regulations, to challenge the rates Rockies Express charges. Rockies Express can provide no assurance that it will not face challenges to the rates it charges in the future. Any successful challenge could adversely affect in a material manner Rockies Express' future earnings and cash flows.
Annual FERC Fuel Tracking Filings - Docket No. RP16-702
On March 1, 2016, Rockies Express made its annual fuel tracker filing with a proposed effective date of April 1, 2016 in Docket No. RP16-702. The FERC issued an order accepting the filing on March 25, 2016.
Seneca Lateral Facilities Conversion
On March 2, 2015 in Docket No. CP15-102-000, Rockies Express filed with FERC an application for (1) authorization to convert certain existing and operating pipeline and compression facilities located in Noble and Monroe Counties, Ohio (Seneca Lateral Facilities described in Docket Nos. CP13-539-000 and CP14-194-000) from Natural Gas Policy Act of 1978 Section 311 authority to Natural Gas Act Section 7 jurisdiction, and (2) issuance of a certificate of public convenience and necessity authorizing Rockies Express to operate and maintain the Seneca Lateral Facilities. On April 7, 2016, the FERC issued a Certificate to Rockies Express granting its requested authorizations. As directed by the FERC, Rockies Express filed revised rates for Natural Gas Act service on the Seneca Lateral and the pipeline announced that Natural Gas Act service would commence on June 1, 2016.
Rockies Express Zone 3 Capacity Enhancement Project
On March 31, 2015 in Docket No. CP15-137-000, Rockies Express filed with FERC an application for authorization to construct and operate (1) three new mainline compressor stations located in Pickaway and Fayette Counties, Ohio and Decatur County, Indiana; (2) additional compression at one existing compressor station in Muskingum County, Ohio; and (3) certain ancillary facilities. The proposed facilities will increase the Rockies Express Zone 3 east-to-west mainline capacity by 800,000 Dth/d from receipts at Clarington, Ohio to corresponding deliveries of 520,000 Dth/d and 280,000 Dth/d to Lebanon, Ohio and Moultrie County, Illinois, respectively. Pursuant to the FERC's obligations under the National Environmental Policy Act, FERC staff issued an Environmental Assessment for the project on August 31, 2015. On February 25, 2016, the FERC issued a Certificate of Public Convenience and Necessity authorizing Rockies Express to proceed with the project. On March 14, 2016, Rockies Express commenced construction of the project facilities, which are expected to be placed into service in the fourth quarter of 2016.

8. Legal and Environmental Matters
Legal
Rockies Express is a defendant in various lawsuits arising from the day-to-day operations of its business. Although no assurance can be given, Rockies Express believes, based on its experiences to date, that the ultimate resolution of such items will not have a material adverse impact on its business, financial position, results of operations or cash flows.
Rockies Express has evaluated claims in accordance with the accounting guidance for contingencies that it deems both probable and reasonably estimable and, accordingly, recorded no reserve for claims as of March 31, 2016 and December 31, 2015.
Mineral Management Service Lawsuit
On June 30, 2009, Rockies Express filed claims against Mineral Management Service, a former unit of the U.S. Department of Interior (collectively "Interior") for breach of its contractual obligation to sign transportation service agreements and to pay approximately $192 million for pipeline capacity that it had agreed to take on Rockies Express. The Civilian Board of Contract Appeals ("CBCA") conducted a trial and ruled that Interior was liable for breach of contract, but limited the damages Interior was required to pay. On September 13, 2013, the United States Court of Appeals for the Federal Circuit issued a decision affirming that Interior was liable for its breach of contract, but reversing the CBCA's decision to limit damages. The case has been remanded to the CBCA for the purpose of calculating damages at a hearing.
Ultra Resources Complaint
In early 2016, Ultra Resources, Inc. ("Ultra"), defaulted on its firm transportation service agreement for approximately 0.2 Bcf/d through November 11, 2019. In late March 2016, Rockies Express terminated Ultra's service agreement. On April 14, 2016, Rockies Express filed a lawsuit against Ultra for breach of contract and damages in Harris County, Texas, in which Rockies Express seeks approximately $303 million in damages and other relief. Specifically, Rockies Express has asserted that Ultra owes approximately $303 million for past transportation service charges and for reservation charge fees that Rockies Express would have received over the term of the service agreement had Ultra not defaulted, in addition to other amounts owed under law or equity.
Michels Corporation Complaint
On June 17, 2014, Michels Corporation ("Michels") filed a complaint and request for relief against Rockies Express as a result of work performed by Michels to construct the Seneca Lateral Pipeline in Ohio. Michels seeks unspecified damages from Rockies Express and asserts claims of breach of contract, negligent misrepresentation, unjust enrichment and quantum meruit. Michels has also filed notices of Mechanic's Liens in Monroe and Noble Counties, asserting $24.2 million as the amount due. The case is currently scheduled to go to trial in April 2017. Rockies Express also previously filed Petition for Declaratory Judgment, Injunctive Relief and Damages against Michels in Johnson County, Kansas. That claim was dismissed without prejudice in September 2015. Rockies Express believes Michels' claims are without merit and plans to continue to vigorously contest all of the claims in this matter.
Environmental
Rockies Express is subject to a variety of federal, state and local laws that regulate permitted activities relating to air and water quality, waste disposal, and other environmental matters. Rockies Express believes that compliance with these laws will not have a material adverse impact on its business, cash flows, financial position or results of operations. However, there can be no assurances that future events, such as changes in existing laws, the promulgation of new laws, or the development of new facts or conditions will not cause Rockies Express to incur significant costs.

9. Subsequent Events
Subsequent events, which are events or transactions that occurred after March 31, 2016 through the issuance of the accompanying financial statements, have been evaluated through May 31, 2016.
Members' Equity
During April 2016, Rockies Express paid distributions of $42.5 million to its Members and received contributions of $30.1 million from its Members.
Sale of Membership Interest
On March 29, 2016, REX Holdings signed the Purchase Agreement with Sempra to acquire Sempra's 25% membership interest in Rockies Express for cash consideration of $440 million, subject to adjustment under the Purchase Agreement. The transaction is subject to closing conditions. In addition, a subsidiary of Phillips 66, which owns a 25% membership interest in Rockies Express, has a right to purchase its proportionate share of Sempra's 25% membership interest being sold to REX Holdings (the "Right of First Refusal"). On April 27, 2016, Phillips 66 elected not to exercise the Right of First Refusal. In exchange, Tallgrass Development and Sempra agreed to amend the Rockies Express limited liability company agreement to (i) increase the percentage with respect to matters that require approval, consent, or presence of the members of REX from 75% to 80%, and (ii) with respect to certain fundamental decisions, increase the required vote from 85% to 90% of the membership interests (the "REX Amendment").
On April 28, 2016, Tallgrass Energy Partners, LP ("TEP") announced that TD offered TEP the right to assume the rights and obligations of REX Holdings under the Purchase Agreement. On May 6, 2016, TEP REX Holdings, LLC ("TEP REX"), an indirect wholly-owned subsidiary of TEP, and REX Holdings entered into an Assignment and Assumption Agreement pursuant to which REX Holdings assigned to TEP REX all of its rights under the Purchase Agreement and, in exchange, TEP REX assumed all of the rights and obligations of REX Holdings under the Purchase Agreement. Subsequently on May 6, 2016, TEP REX closed the purchase of a 25% membership interest in Rockies Express from Sempra pursuant to the Purchase Agreement for cash consideration of approximately $436.0 million. The REX Amendment became effective immediately prior to closing of the sale of the 25% membership interest.
Contract Extension
On May 2, 2016 Rockies Express filed a shipper firm transportation contract with the FERC to combine Encana Marketing (USA) Inc.'s two foundation shipper contracts, modify current rates and extend the contract term on Rockies Express through May 2024.